                            AGREEMENT AND PLAN OF MERGER

                                    BY AND AMONG

                          PRECEPT BUSINESS SERVICES, INC.,
                                A TEXAS CORPORATION,

                                        AND

                          PRECEPT ACQUISITION CORPORATION,
                                A TEXAS CORPORATION,

                                        AND

                          SOUTHERN SYSTEMS BUSINESS FORMS
                               & DATA SUPPLIES, INC.,
                           A SOUTH CAROLINA CORPORATION,

                                        AND

                                BENJAMIN G. PERROU,
                                    SHAREHOLDER,

                                BRUCE C. WILLIAMS,
                                    SHAREHOLDER,

                                  JAMES R. AULL,
                                    SHAREHOLDER,

                                 BARNEY M. DUNCAN,
                                    SHAREHOLDER,

                          SOUTHERN SYSTEMS BUSINESS FORMS
              AND DATA SUPPLIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN,
                                    SHAREHOLDER,

                                        ET AL.

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
                                  TABLE OF CONTENTS

ARTICLE I.
     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II.
     THE MERGER, EFFECTIVE TIME, EXCHANGE AMOUNT . . . . . . . . . . . . . . .  6
     2.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.2  Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.3  Consummation of the Merger . . . . . . . . . . . . . . . . . . . . .  7
     2.4  Articles of Incorporation; Bylaws; Directors and Officers. . . . . .  7
     2.5  Aggregate Merger Consideration; Conversion of Securities . . . . . .  7
     2.6  Adjustment of Merger Consideration . . . . . . . . . . . . . . . . .  8
     2.7  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE III.
     REPRESENTATIONS AND WARRANTIES
     OF THE COMPANY AND THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . .  9
     3.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.3  Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.4  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.5  Title to the Shares. . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.6  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.7  Governmental Consents. . . . . . . . . . . . . . . . . . . . . . . . 11
     3.8  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.9  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.10 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . 12
     3.11 Absence of Material Adverse Change . . . . . . . . . . . . . . . . . 12
     3.12 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.13 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.14 Compliance with Laws and Regulations . . . . . . . . . . . . . . . . 14
     3.15 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.16 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.17 Employee Benefit Plans.. . . . . . . . . . . . . . . . . . . . . . . 15
     3.18 Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.19 Condition of Properties. . . . . . . . . . . . . . . . . . . . . . . 17
     3.20 Material Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.21 Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.22 Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . 19
     3.23 Subsidiaries and Investments . . . . . . . . . . . . . . . . . . . . 19
     3.24 Competing Interests. . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.25 Illegal or Unauthorized Payments; Political Contributions. . . . . . 20


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     3.26 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . 20
     3.27 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.28 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.29 Bank Accounts and Powers of Attorney . . . . . . . . . . . . . . . . 21
     3.30 Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     3.31 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     3.32 Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . 21
     3.33 Reorganization Matters . . . . . . . . . . . . . . . . . . . . . . . 22
     3.34 Projections; Material Facts. . . . . . . . . . . . . . . . . . . . . 23
     3.35 No Misrepresentations. . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE IV.
     REPRESENTATIONS AND WARRANTIES OF PRECEPT AND MERGER SUB. . . . . . . . . 23
     4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.2  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.3  Precept Common Stock . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.4  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.5  Governmental Consents. . . . . . . . . . . . . . . . . . . . . . . . 24
     4.6  SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.7  Finders' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.8  Reorganization Matters . . . . . . . . . . . . . . . . . . . . . . . 24
     4.9  Transferability. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.10 Breach of Representations and Warranties . . . . . . . . . . . . . . 25

ARTICLE V.
     ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . 25
     5.1  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.2  No-Shop Provisions . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.3  Access and Information . . . . . . . . . . . . . . . . . . . . . . . 26
     5.4  Supplemental Disclosure. . . . . . . . . . . . . . . . . . . . . . . 26
     5.5  Information for Filings. . . . . . . . . . . . . . . . . . . . . . . 26
     5.6  Fulfillment of Conditions by the Company and the Shareholders. . . . 26
     5.7  Fulfillment of Conditions By Merger Sub and Precept. . . . . . . . . 27
     5.8  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     5.9  Release by the Shareholders. . . . . . . . . . . . . . . . . . . . . 27
     5.10 Covenants Relating to Taxes. . . . . . . . . . . . . . . . . . . . . 27
     5.11 Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.12 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.13 Release of Guarantees. . . . . . . . . . . . . . . . . . . . . . . . 29
     5.14 Shareholders Meeting.  . . . . . . . . . . . . . . . . . . . . . . . 29
     5.15 Shareholder Approval.  . . . . . . . . . . . . . . . . . . . . . . . 30
     5.16 Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . 30


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

ARTICLE VI.
     CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.1  Conditions to Each Party's Obligation to Effect the Merger . . . . . 30
     6.2  Conditions to Obligations of Merger Sub and Precept. . . . . . . . . 30
     6.3  Conditions to Obligations of the Shareholders. . . . . . . . . . . . 32

ARTICLE VII.
     INDEMNIFICATION; ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.1  Indemnification of Merger Sub and Precept. . . . . . . . . . . . . . 34
     7.2  Notification of Claim; Set Off.. . . . . . . . . . . . . . . . . . . 34
     7.3  Defense of Claims. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.4  Escrow for Claims. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.5  No Claims by the Shareholders Against the Company. . . . . . . . . . 35
     7.6  Survival.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.7  Survival of Tax, Employee Benefit Plan and Governmental
            Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.8  Special Tax Indemnification of Shareholders. . . . . . . . . . . . . 36
     7.9  Special Tax Indemnification of Precept and the Surviving
            Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE VIII.
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     8.1  Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . 38
     8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . 39
     8.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.4  Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.5  Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.6  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.7  Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.9  Governing Law.   . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.10 Venue; Exclusive Jurisdiction. . . . . . . . . . . . . . . . . . . . 42
     8.11 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     8.12 Counterparts; Facsimile Signatures . . . . . . . . . . . . . . . . . 43
     8.13 Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     8.14 Construction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

                             AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 26, 1998 by and among Precept Business Services, Inc., a Texas corporation ("Precept"), Precept Acquisition Corporation, a Texas corporation (the "Merger Sub"), on the one hand, and Southern Systems Business Forms & Data Supplies, Inc., a South Carolina corporation (the "Company"), Benjamin G. Perrou ("Perrou"), Bruce C. Williams ("Williams"), James R. Aull ("Aull"), Barney M. Duncan ("Duncan"),, and Southern Systems Business Forms And Data Supplies, Inc. Employee Stock Ownership Plan (the "ESOP") (Perrou, Williams, Aull, Duncan, and the ESOP, collectively, the "Shareholders" and individually, a "Shareholder"), on the other. In addition, Ronald Stanley, Sadie Buffkin, Michael Murphy, Steven Puckett, Arthur Wanzer, James Crockrel, Mark Warren, Myra Bumgarner, Jimmie Till, Ken Richter, Tim Heustess, Margarett Ham, Glen Dixon, Ken Brown, and Vera Street are made parties to this Agreement solely for the purposes of making the representations, warranties and covenants set forth in SECTIONS 3.5,
5.9 and 5.15 hereof, and shall be deemed "Shareholders" as that term is used in such provisions and for all purposes of such provisions.

                                      RECITALS:

     WHEREAS, Precept, as the sole shareholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") in accordance with the South Carolina Business Corporation Act (the "South Carolina Law") and the Texas Business Corporation Act (the "Texas Law") and the provisions of this Agreement. The Boards of Directors of Merger Sub and the Company have directed that the Merger be submitted for approval by their respective stockholders;

     WHEREAS, it is intended for federal income tax purposes that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                       1

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                                      ARTICLE I.
                                     DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below or in the section of this Agreement referenced below:

     "Accounts Receivable" is defined in SECTION 3.9.

     "Affiliate" shall mean any director, officer, employee or shareholder of any Person, or member of the family of any such Person, or any corporation, partnership, trust or other entity in which any such Person, or any member of the family of any such Person, has a substantial interest or is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof.

     "Agreement" shall mean this Agreement and Plan of Reorganization.

     "Aull" shall mean James R. Aull.

     "Buyer Party" is defined in SECTION 7.1.

     "Certificate" is defined in SECTION 2.5(c).

     "CERCLA" is defined in SECTION 1.1 under "Environmental Laws."

     "Claim" is defined in SECTION 7.2.

     "Closing" is defined in SECTION 2.3.

     "Closing Date" is defined in SECTION 2.3.

     "Code" is defined in SECTION 3.17(a).

     "Company" shall mean Southern Systems Business Forms & Data Supplies, Inc., a South Carolina corporation.

     "Company Common Stock" is defined in SECTION 2.5.

     "Confidentiality Agreement" is defined in SECTION 7.6.

     "Constituent Corporations" is defined in SECTION 2.1.

     "Disclosure Schedule" is defined in the introductory paragraph to
ARTICLE III.


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

     "Dissenting Shareholder" is defined in SECTION 2.8.

     "Duncan" shall mean Barney M. Duncan.

     "Effective Date" is defined in SECTION 2.3.

     "Effective Time" is defined in SECTION 2.3.

     "Employee Benefit Plans" is defined in SECTION 3.17(c).

     "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Body pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA, and the term "disposal" has the meaning specified in RCRA; PROVIDED, HOWEVER, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.

     "ERISA" is defined in SECTION 3.17(a).

     "ESOP" shall mean the Southern Systems Business Forms And Data Supplies, Inc. Employee Stock Ownership Plan.

     "Escrow Deposit Agreement" shall mean that certain Escrow Deposit Agreement to be entered into by and among Precept, the Company and the Shareholders in substantially the form attached hereto as EXHIBIT N.

     "Exchange Agent" is defined in SECTION 2.6(a).

     "Exchange Ratio" is defined in SECTION 2.5(a).

     "Financial Statements" is defined in SECTION 3.8.

     "401(K) Plan" shall mean the Southern Systems Business Forms & Data Supplies 401(K) Plan.

     "GAAP" shall mean United States generally accepted accounting principles as may be modified from time to time.

     "Governmental Body" is defined in SECTION 3.7.

     "Holdback Period" is defined in SECTION 7.4(b).

     "Holdback Shares" is defined in SECTION 7.4(a).

     "Intellectual Property" is defined in SECTION 3.22.

     "Knowledge" shall mean, (i) when used with respect to the Company and the Shareholders, actual knowledge of the Company, its Shareholders, officers, directors and key employees which the Company, its Shareholders, officers, directors and key employees shall obtain after each such party has conducted a reasonable investigation and familiarized itself and themselves with the representations and warranties contained in this Agreement; PROVIDED, THAT, the Company and its Shareholders shall take reasonable efforts to ensure that the Company's officers, directors and key employees have conducted such investigations and familiarized themselves with the representations and warranties contained in this Agreement, and (ii) when used with respect to Precept and Merger Sub, "knowledge" shall mean actual knowledge of such company, its officers and directors which Precept, Merger Sub, its officers and directors shall obtain after each such party has conducted a reasonable investigation and familiarized itself and themselves with the representations and warranties contained in this Agreement; PROVIDED, THAT, Precept and Merger Sub shall take reasonable efforts to ensure that the Company's officers and directors have conducted such investigations and familiarized themselves with the representations and warranties contained in this Agreement.

     "Latest Balance Sheet" is defined in SECTION 3.8.

     "Liabilities" is defined in SECTION 3.10.

     "Lien" is defined in SECTION 3.5.

     "Losses" is defined in SECTION 7.1.

     "Material Agreements" is defined in SECTION 3.20.

     "Merger" is defined in the Recitals.

     "Merger Consideration" is defined in SECTION 2.5.

     "Merger Sub" shall mean Precept Acquisition Corp., a Texas corporation.

     "New Shares" is defined in SECTION 7.4(d)(i).

     "Pension Plans" is defined in SECTION 3.17(a).

     "Permits" is defined in SECTION 3.15.

     "Perrou" shall mean Benjamin G. Perrou, the Company's Chief Executive Officer.

     "Person" is defined in SECTION 3.13.

     "Plans" is defined in SECTION 3.17(e).

     "Precept" shall mean Precept Business Services, Inc., a Texas corporation.

     "Precept Common Stock" is defined in SECTION 2.5(a).

     "Projections" is defined in SECTION 3.34.

     "RCRA" is defined in SECTION 1.1 under "Environmental Laws."

     "Registered Intellectual Property" is defined in SECTION 3.22.

     "Reorganization" is defined in SECTION 7.8, 7.9.

     "S-4 Registration Statement" is defined in SECTION 4.6.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" is defined in SECTION 2.6(d).

     "Shareholders" is defined in the introductory paragraph to this Agreement.

     "Shares" is defined in SECTION 2.5.

     "South Carolina Law" is defined in the Recitals.

     "Surviving Corporation" is defined in SECTION 2.1.

     "Taxes" means all taxes, fees, assessments, levies, duties and similar charges imposed by any federal, state, local or foreign governmental authority, together with all interest, penalties, fines and other additions imposed in respect thereof; including, without limitation, all income, gains, real property gains, profits, gross receipts, payroll, employment, social security (and similar), disability, health, hospitalization, unemployment compensation, worker's compensation, Pension Benefit Guaranty Corporation, severance, windfall profits, environmental, license, occupation, customs, imposts, capital stock, franchise, ad valorem, excise, sales, use, transfer, registration, value added, alternative minimum, add-on minimum, successor, withholding and estimated taxes or other charges.

     "Tax Returns" shall mean all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

     "Transaction Documents" is defined in SECTION 3.2.

     "Texas Law" is defined in the Recitals.

     "Welfare Benefit Plans" is defined in SECTION 3.17(b).

     "Williams" shall mean Bruce C. Williams.


                                     ARTICLE II.
                     THE MERGER, EFFECTIVE TIME, EXCHANGE AMOUNT

     2.1 THE MERGER. At the Effective Time, in accordance with this Agreement, the South Carolina Law and the Texas Law, the Company shall be merged with and into Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub hereinafter sometimes is referred to as the "Surviving Corporation." Merger Sub and the Company are hereinafter collectively referred to as the "Constituent Corporations," and each individually, a "Constituent Corporation."

     2.2 EFFECT OF THE MERGER. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all of the public and private rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and each of the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     2.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof and provided that this Agreement shall not have been terminated as provided in
ARTICLE VIII, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of South Carolina articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the South Carolina Law and by filing with the Secretary of State of Texas articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the Texas Law (the latest of (i) the later of the time of such filings, (ii) the issuance of a certificate of merger by the Secretary of State of Texas and (iii) the effective time set forth in such filings being the "Effective Time" and the date of the Effective Time being the "Effective Date"). Notwithstanding the foregoing, the closing of the Merger contemplated by this Agreement (the "Closing") will take place at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 of on September 18, 1998 (the "Closing Date"), or at such other place and on such other date as the parties may agree.

     2.4 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws and the Texas Law. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws and the Texas Law.

     2.5 AGGREGATE MERGER CONSIDERATION; CONVERSION OF SECURITIES. The aggregate consideration to be received by the holders of shares (the "Shares") of common stock, no par value, of the Company (the "Company Common Stock") in connection with the Merger (upon conversion of the Shares as set forth below) shall be $7,500,000 payable as follows (collectively, the "Merger Consideration"):

          (i)   $1,380,000 payable in the form of cash;

          (ii) $4,740,000 payable in the form of 1,809,160 shares of validly issued, fully paid and non-assessable shares of common stock, par value $0.10 per share, of Precept (the "Precept Common Stock"); and

          (iii) $1,380,000 payable in the form of one or more convertible promissory notes in the form attached hereto as EXHIBIT E (the "Note(s)") having an aggregate initial principal amount equal to $1,380,000.

     At the Effective Time, by virtue of the Merger and without any action on the part of Precept, Merger Sub, the Company or the holders of any of the
Shares:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury of the Company) shall be canceled and retired and be converted into the right to receive an equal portion of the total Merger Consideration, payable to the respective holders of the Shares in the form (i.e., Precept Common Stock, cash and/or Note(s)) set forth on Schedule 2.5(a) of the Disclosure Schedule (as hereinafter defined).

          (b) Each Share which is issued and outstanding immediately prior to the Effective Time and which is held in the treasury of the Company shall be canceled and retired, and no payment shall be made with respect thereto.

          (c) As a result of the Merger and without action on the part of the holder thereof, all Shares shall cease to be outstanding and shall be canceled and returned and shall cease to exist, and each holder of a certificate (a "Certificate") formerly representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, a pro-rata portion of the Merger Consideration in accordance with Section 2.5(a) upon the surrender of such Certificates.

          (d) No fractional shares of Precept Common Stock shall be issued in connection with the Merger. In lieu thereof, one additional share of Precept Common Stock will be issued for any fractional share that would have otherwise been issued.

          (e) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     2.6 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Precept Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the shares of Precept Common Stock included in the Merger Consideration shall be appropriately adjusted.

     2.7 DISSENTERS' RIGHTS. Any shareholder of the Company exercising appraisal rights under Section 33-13-101 et. seq. of the South Carolina Law (the "Dissenting Shareholders") who shall be entitled to "fair value" of his Shares as provided in Section
33-13-101 et. seq. of the South Carolina Law shall not be entitled to the Merger Consideration, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost his dissenter's rights with respect to the Merger under the South Carolina Law and shall be entitled to receive from Precept only the payment to the extent provided for in connection with Section 33-13-101 et. seq. of the South Carolina Law with respect to such Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn his dissenter's rights, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.5.

                                     ARTICLE III.
                            REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE SHAREHOLDERS

     The Company (until the Closing) and the Shareholders (including, without limitation, Ronald Stanley, Sadie Buffkin, Michael Murphy, Steven Puckett, Arthur Wanzer, James Crockrel, Mark Warren, Myra Bumgarner, Jimmie Till, Ken Richter, Tim Heustess, Margarett Ham, Glen Dixon, Ken Brown, and Vera Street as to the representation and warranty set forth in Section 3.5), jointly and severally, hereby represent and warrant to Precept and Merger Sub that the statements contained in this ARTICLE III are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III), except as set forth in the Disclosure Schedule attached hereto and delivered by Shareholders to Precept and Merger Sub on the date hereof (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty made herein, however, unless the Disclosure
Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself.) The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this
ARTICLE III.

     3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has full corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary; such jurisdictions are listed in SECTION 3.1 OF THE DISCLOSURE SCHEDULE.

     3.2 AUTHORITY. The Company has all requisite corporate power and authority, and each Shareholder has all requisite power and authority, to execute, deliver and perform under this

Agreement and, where applicable, other instruments, agreements or documents to be delivered pursuant to this Agreement (collectively, the "Transaction Documents"). The execution, delivery and performance of the Transaction Documents, by the Company and the Shareholders, as the case may be, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company and the Shareholders. This Agreement has been, and the other Transaction Documents at Closing will be, duly executed and delivered by the Company and the Shareholders and, where applicable, each of the Transaction Documents will be legal, valid and binding agreements of the Company and the Shareholders, respectively, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3 MINUTE BOOKS. The Company has delivered to Merger Sub true, correct and complete copies of the Company's charter, bylaws, minute books, stock certificate books and stock record books. The minute books of the Company contain minutes or consents reflecting all actions taken by the directors (including any committees) and shareholders of the Company.

     3.4 CAPITALIZATION. The authorized capital stock of the Company consists solely of 750,000 shares of Class A Common Stock, no par value per share, of which 104,388 shares are issued and outstanding and all of which are held beneficially and of record by the Shareholders as set forth in EXHIBIT A attached hereto and 250,000 shares of Class B Common Stock, no par value per share, of which none are issued or outstanding. All of the Shares are validly issued, fully paid and non-assessable and are held by the Shareholders free and clear of preemptive or similar rights. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, any shareholders of the Company (including the Shareholders) or any other person or entity to issue or sell any securities or ownership interests in the Company. Except as set forth in SECTION 3.4 OF THE DISCLOSURE SCHEDULE, there are no shareholders' agreements, voting agreements, voting trusts or similar agreements or restrictions binding on any of the Shareholders or applicable in any way to the Shares. All of the outstanding capital stock of the Company has been offered and sold in compliance with all applicable securities laws, rules and regulations.

     3.5 TITLE TO THE SHARES. Except as set forth in SECTION 3.5 OF THE DISCLOSURE SCHEDULE, the Shareholders own the Shares, of record and beneficially, free and clear of any lien, pledge, security interest, liability, charge or other encumbrance or claim of any person or entity, voting trusts, proxies, preemptive rights, rights of first refusal, buy-sell arrangements or other shareholder agreements (a "Lien"). On the Closing Date, the Shareholders will own the Shares, of record and beneficially, free and clear of any Lien.

     3.6 NO VIOLATION. Except as set forth in SECTION 3.6 OF THE DISCLOSURE SCHEDULE, neither the execution nor the delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby, including without limitation, the transfer of the Shares to Merger Sub, will conflict with, contravene or result in the material breach of any term or provision of, or violate, or constitute a material default under, or result in the creation of any Lien on the Company's assets pursuant to, or relieve any third party of any obligation or give any third party the right to terminate or accelerate any obligation under any charter provision, bylaw, material agreement (including those listed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE or with any customer set out in such SECTION 3.21 OF THE DISCLOSURE SCHEDULE), Permit, order, law or regulation to which any of the Shareholders is a party or by which the Company, any of the Shareholders or any of their assets is in any way bound or obligated.

     3.7 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasigovernmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company or any of the Shareholders in connection with the transactions contemplated by this Agreement.

     3.8 FINANCIAL STATEMENTS. Attached as SECTION 3.8 OF THE DISCLOSURE SCHEDULE are true and complete copies of (i) the unaudited balance sheet of the Company for the Company's fiscal years ending October 31, 1996 and 1997, and the unaudited statements of income, retained earnings and cash flows for the Company's fiscal years ending October 31, 1996 and 1997, each of which have been reviewed by Hogenboon & Associates and (ii) the unaudited balance sheet (the "Latest Balance Sheet") and related unaudited statements of income, retained earnings and cash flows of the Company for the period ending May 31, 1998 (the "Latest Income Statements") (collectively, all financial information referred to in this SECTION 3.8 is hereinafter referred to as the "Financial Statements"). The Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements (a) have been prepared from the books and records of the Company, which accurately and fairly reflect all the material transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company, and (b) that the Latest Balance Sheet and the Latest Income Statement do not contain footnotes.

     3.9 ACCOUNTS RECEIVABLE. SECTION 3.9 OF THE DISCLOSURE SCHEDULE sets forth the accounts receivable of the Company (including, without limitation, all unbilled accounts receivable and miscellaneous receivables) from sales made as of July 31, 1998 (the "Accounts Receivable"), and the payments and rights to receive payments related thereto. The amounts of all Accounts Receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of the Closing Date will constitute valid claims against third parties not affiliated with any of the Shareholders or the Company and arise from bona fide transactions in the ordinary course of the business of the Company. Except as set forth in SECTION
3.9 OF THE DISCLOSURE SCHEDULE, the Accounts Receivable arose in the ordinary course of business and are fully collectible under the Company's current policies and procedures in the ordinary course of business, at the face amount thereof, less any reserve reflected in the Latest Balance Sheet, and in all cases are not subject to counterclaim, set-off or other reduction.

     3.10 ABSENCE OF UNDISCLOSED LIABILITIES. At the Closing, the aggregate amount of the Company's indebtedness for borrowed money (which excludes accounts payable arising in the ordinary course of business) will not exceed $1,000,000. The Company does not have any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities"), except for (a) Liabilities specifically identified in the Latest Balance Sheet that are required under GAAP to be disclosed, and (b) obligations to be performed in the ordinary course of business or under the Material Agreements (as defined in SECTION 3.20 below).

     3.11 ABSENCE OF MATERIAL ADVERSE CHANGE.  Except as set forth on SCHEDULE
3.11 OF THE DISCLOSURE SCHEDULE, since the date of the Latest Balance Sheet, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations; (b) any payment (including without limitation any dividend or other distribution or repayment of indebtedness) to any shareholder of the Company (including the Shareholders), other than payment of compensation to employees of the Company in the ordinary course of business and consistent with past practices; (c) any breach or default (or event that with notice or lapse of time or both would constitute a breach or default), termination or threatened termination under any Material Agreement; (d) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the Company's assets, whether or not covered by insurance; (e) any sale, assignment or transfer of any of the assets of the Company, except in the ordinary course of business and consistent with past practices; (f) any waiver by the Company of any material rights related to the Company's business, operations or assets; (g) any other transaction, agreement or commitment entered into by the Company or its shareholders affecting the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices; or (h) any agreement or understanding to do or resulting in any of the foregoing.

     3.12 TAXES.

          (a) All Tax Returns required to have been filed by the Company have been timely filed (taking into account duly granted extensions) and are true, correct and complete in all respects. Except as disclosed in
     SCHEDULE 3.12(a) OF THE DISCLOSURE SCHEDULE, (i) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and (ii) no claim has ever been made by any governmental authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          (b) All Taxes of the Company which have become due (without regard to any extension of the time for payment and whether or not shown on any Tax Return) have been paid. The Company has withheld and paid over all Taxes required to have been withheld and paid over and has complied with all information reporting and back-up withholding requirements relating to Taxes. There are no liens with respect to Taxes on any of the assets of the Company, other than liens for Taxes not yet due and payable.

          (c) The unpaid Taxes of the Company for all periods ending on or before the date of the Latest Balance Sheet did not exceed the amount of the current liability accruals for Taxes (exclusive of reserves for deferred Taxes established to reflect timing differences) reflected on the Latest Balance Sheet, and the unpaid Taxes of the Company for all periods ending on or before the Closing Date will not exceed the amount of such current liability accruals as adjusted for Company operations in the ordinary course of business through the Closing Date in accordance with GAAP (except as set forth in SECTION 3.8 OF THE DISCLOSURE SCHEDULE) and, to the extent consistent therewith, the most recent custom and practices of the Company.

          (d) No deficiencies exist or have been asserted or are expected to be asserted (verbally or in writing) with respect to Taxes of the Company and the Company has not received notice nor does it expect to receive notice (verbally or in writing) that it has not filed a Tax Return or paid any Taxes required to be filed or paid by it. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of the Company is currently in process, pending or threatened (verbally or in writing). No waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of the Company is in effect. There are no outstanding requests for rulings with any Tax authority relating to Taxes of the Company.

          (e) The Company is not and has never been (i) a party to any Tax sharing agreement or arrangement (formal or informal, verbal or in writing), or (ii) a member of an affiliated group of corporations (within the meaning of Code Section 1504) filing a consolidated federal income Tax Return, or any similar group under analogous provisions of other law.

          (f)  None of the Shareholders is a "foreign person" as defined in Code
     Section 1445(f)(3).

          (g) The Company (i) has not filed a consent under Code Section 341(f) concerning collapsible corporations; (ii) has not made any payments, obligated itself to make any payments or become a party to any agreement that under any circumstance could obligate it or any successor or assignee of it to make any payments that are not or will not be deductible under Code Section 280G, or that would be subject to excise Tax under Code
     Section 4999; (iii) is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code

     Section 897(c)(1)(A)(ii); (iv) does not own and has not owned any interest in any "controlled foreign corporation" as defined in Code Section 957 or "passive foreign investment company" as defined in Code Section 1296;
     (v) is not and has not been a party to any agreement or arrangement for which partnership Tax Returns are required to be filed; (vi) does not own any asset that is subject to a "safe harbor lease" within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982; (vii) does not own any "tax-exempt use property" within the meaning of Code Section 168(h) or "exempt bond financed property" within the meaning of Code Section 168(g)(5); and
     (viii) has not agreed to and is not required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

     3.13 LITIGATION. Except as described in SECTION 3.13 OF THE DISCLOSURE SCHEDULE, there are currently no pending or, to the knowledge of the Company or the Shareholders, threatened claims, actions, lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, employees or agents (in their capacities as such) or to which any assets of the Company are subject. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

     3.14 COMPLIANCE WITH LAWS AND REGULATIONS. The Company is currently complying with and has at all times complied with, and the use, operation and maintenance of its assets comply with and have at all times complied with, and neither the Company, its assets nor the use, operation or maintenance of such assets is in violation or contravention of (a) any applicable statute, law, ordinance, decree, order, rule or regulation, of any Governmental Body, or (b) any federal, state and local laws relating to occupational health and safety, employment and labor matters except where the failure to so comply will not have a material adverse effect on the Company.

     3.15 PERMITS. The Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct its business except where the failure to do so will not have a material adverse effect on the Company. Each of such Permits is described in
SECTION 3.15 OF THE DISCLOSURE SCHEDULE. No loss or expiration of any such Permit is pending or, to the knowledge of the Company or the Shareholders, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

     3.16 EMPLOYEE MATTERS.  Set forth in SECTION 3.16 OF THE DISCLOSURE
SCHEDULE is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting or increase the amount of compensation due to any director, officer or employee (present or former) of the Company. The Company does not have any collective bargaining, union or labor agreements, contacts or other arrangements with any group of employees, labor union or employee representative. Neither the Company nor the Shareholders knows of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. In addition, (a) the Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except where any such non-compliance will not have a material adverse effect on the Company; (b) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board or any similar agency; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Company's or the Shareholders' knowledge, threatened against or involving the Company;
(d) no representation question exists respecting the employees of the Company; (e) no grievance that might have a material adverse effect upon the Company or the conduct of its respective business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and to the Company's or the Shareholders' knowledge, no such claim has been asserted; (f) no collective bargaining agreement is currently being negotiated by the Company; (g) the Company has not experienced any material labor difficulty or organizing activity during the last three years; (h) there has not been any material adverse change in relations with employees of the Company as a result of any announcement of the transaction contemplated by this Agreement; and (i) to the Company's and the Shareholders' knowledge, and except as set forth in SECTION 3.16 OF THE DISCLOSURE SCHEDULE, no director, officer or other key employee of the Company intends to terminate his employment with the Company. The Company has noncompetition agreements with each of the Company's employees listed in SECTION 3.16 OF THE DISCLOSURE SCHEDULE, which, to the Company's and the Shareholders' knowledge, are valid and enforceable and no employee has breached or, to the Company's and the Shareholders' knowledge threatened to breach, such employee's respective noncompetition agreement.

     3.17 EMPLOYEE BENEFIT PLANS.

          (a) SECTION 3.17 OF THE DISCLOSURE SCHEDULE lists all "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ever maintained or contributed to (or required to be contributed to) by the Company or any Affiliate (the "Pension Plans"). As used in this SECTION 3.17, "Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or
     Section 414 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

          (b) SECTION 3.16 OF THE DISCLOSURE SCHEDULE lists each "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) that the Company or any Affiliate maintains, contributes to or is required to contribute to on behalf of any employee or former employee, including any multi-employer welfare plan (the "Welfare Benefit Plans"), and sets forth the amount of any Liability of the Company or any Affiliate for any payment past due with respect to each Welfare Benefit Plan as of the date of the Closing. No voluntary employees' beneficiary association or other funding arrangement (other than insurance contracts) are being used to fund or implement any Welfare Benefit Plan. The Company has not made any written or oral representations to any employee or former employee promising or guaranteeing any employer payment or funding for the continuation of benefits or coverage under any Welfare Benefit Plan for any period of time beyond the end of the current plan year (except to the extent required under Code Section 4980B).

          (c) SECTION 3.17 OF THE DISCLOSURE SCHEDULE lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, arrangement or commitment (whether written or oral) not required to be listed under paragraph (a) or
     (b) above (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company for employees (the "Employee Benefit Plans").

          (d) Neither the Company nor any Affiliate maintains, or, within the last five (5) years, has maintained, contributed to, been required to contribute to or had any employees participating in, any "defined benefit plan" (as defined in Section 3(35) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA).

          (e) The Pension Plans, the Welfare Benefit Plans and the Employee Benefit Plans and related trusts and insurance contracts (collectively, the "Plans") are legally valid and binding and in full force and effect. To the knowledge of the Company and the Shareholders, all of the Plans comply currently, and have complied in the past, both as to form and operation, with the provisions of all laws, rules and regulations governing or applying to such Plans, including but not limited to ERISA, the Code, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 and the Age Discrimination in Employment Act; all necessary governmental approvals for the Pension Plans and the Welfare Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto has been made by the Internal Revenue Service, and nothing has occurred since the date of such determination letters that could adversely affect the qualification of such Plans or the tax exempt status of the related trust. All reports and filings required by any Governmental Body (including without limitation Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Plan have been timely and completely filed, and have been distributed to participants as required by applicable law. To the knowledge of the Company and the Shareholders, neither the Company, any Affiliate or any plan fiduciary of any Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code Section 4975(c)(1)) that would subject the Company to any taxes, penalties or other Liabilities resulting from such transaction. Neither the Company nor any of the Shareholders has received notice that any of the Plans is being audited or investigated by any Governmental Body. With respect to such Plans, neither the Company nor any of the Shareholders has received notice that there are actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company or the Shareholders, threatened, and there are no facts that could reasonably be expected to give rise to any such actions, suits or claims.

          (f) The Company does not have any Liabilities to any Person with respect to any Plan, except for (i) Liabilities that are fully funded by assets set aside in trust or irrevocably dedicated for that purpose, the fair market value of which assets exceed the Liabilities to which they are set aside or dedicated, and (ii) Liabilities that have been fully accrued on the Financial Statements. The Company may terminate any Welfare Benefit Plan or any Employee Benefit Plan immediately following the Closing without any Liability to employees, former employees, beneficiaries or any other Person except to the extent such Liabilities have been accrued or funded as described in the preceding sentence.

          (g) True and complete copies of the following documents have been delivered by the Company to Precept and Merger Sub: (i) each Welfare Benefit Plan and each Pension Plan and each related trust agreement or annuity contract (or other funding instrument); (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iii) Annual Reports on Form 5500 Series required to be filed with any Governmental Body for each Welfare Benefit Plan and each Pension Plan for the two most recent plan years; and (iv) the most recent actuarial report for each Pension Plan.

     3.18 TITLE TO ASSETS.  Set forth in SECTION 3.18 OF THE DISCLOSURE
SCHEDULE is a complete list of (a) all real property owned by the Company;
(b) all real property leased by the Company; (c) each vehicle owned or leased by the Company; and (d) each asset of the Company with a book value or fair market value greater than $5,000. The Company has good and marketable title to, or a valid leasehold interest in, all of its assets, including without limitation, the assets listed in SECTION 3.18 OF THE DISCLOSURE SCHEDULE, the assets reflected on the Latest Balance Sheet and all assets used by the Company in the conduct of its business (except for assets disposed of in the ordinary course of business and consistent with past practices since the date of the Latest Balance Sheet and except for assets held under leases or licenses disclosed pursuant to SECTION 3.20), subject to no Liens, except for
(a) Liens for current taxes not yet due; (b) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such assets; and (c) Liens disclosed in SECTION 3.18 OF THE DISCLOSURE SCHEDULE.

     3.19 CONDITION OF PROPERTIES. All facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, will not likely require major overhaul or repair in the foreseeable future, are adequate and sufficient for the Company's business and substantially conform with all applicable laws, rules and regulations. The Company maintains policies of insurance issued by insurers of recognized responsibility insuring the Company and its assets and business against such losses and risks.

     3.20 MATERIAL AGREEMENTS.

          (a) SECTION 3.20 OF THE DISCLOSURE SCHEDULE lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound and that is material to the Company (collectively, the "Material Agreements"), including without limitation (i) any real estate leases; (ii) any contracts for the provision of goods or services by the Company; (iii) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company is liable;
     (iv) any capital or operating leases, value-added reseller, reseller, or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) any insurance policies; (vii) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (viii) any agreement with any shareholder of the Company (including the Shareholders), director, officer or employee of the Company, or any Affiliate or family member thereof; (ix) any joint marketing or similar agreement or arrangement; and
     (x) any other agreement or arrangement pursuant to which, based on historical or projected volume, the Company could be required to make, or be entitled to receive, aggregate payments in excess of $10,000 during any calendar year. SECTION 3.20 OF THE DISCLOSURE SCHEDULE indicates each agreement that is subject to laws, rules or regulations relating to the Small Business Administration, Minority Business Enterprises or Women Owned Business Enterprises.

          (b) The Company has performed all obligations required to be performed by it in connection with the agreements and arrangements required to be disclosed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE and is not in receipt of any claim of default under any agreement or arrangement required to be disclosed in such Schedule by this SECTION 3.20; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any agreement or arrangement required to be disclosed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE; and neither the Company nor any of the Shareholders has any knowledge of any breach or anticipated breach by any other party to any agreement or arrangement required to be disclosed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE.

          (c) The Company has delivered to Precept and Merger Sub a copy of the agreements and arrangements (including all amendments and modifications thereto) required to be disclosed in SECTION 3.20 OF THE DISCLOSURE Schedule and its standard form of customer agreement, all training manuals and a description (with any written or other instructional materials) of how the Company operates its business, undertakes projects for customers or trains its employees.

     3.21 CUSTOMERS. Set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE is a complete list of customers as of July 31, 1998, which also shows for each such customer (a) revenues, if any, actually received by the Company during the Company's fiscal year ended October 31, 1997, (b) the expiration date of the contract or agreement, and (c) projected revenues for the Company's fiscal year ending October 31, 1998. Except as set forth in
SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no customer has advised the Company of such customer's intent to discontinue doing business with the Company or to reduce the volume of goods or services purchased from or supplied to the Company. Except as set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, the Company has not received from any customer either oral or written notice of such customer's intention to terminate its account with the Company.

     3.22 INTELLECTUAL PROPERTY RIGHTS. Set forth in SECTION 3.22 OF THE DISCLOSURE SCHEDULE is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company or with respect to which the Company has any rights. The Company has the sole and exclusive right to use all Registered Intellectual Property and other computer software (both proprietary and third party) and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturers specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor any of the Shareholders is obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. SECTION 3.22 OF THE DISCLOSURE SCHEDULE also includes a description of the nature of the Company's rights in and to the Intellectual Property. To the knowledge of the Company and the Shareholders, no other Person is infringing the rights of the Company with respect to any of its Intellectual Property. No consent of any third parties will be required for the transfer of Intellectual Property rights to the Merger Sub or the use thereof by the Merger Sub upon consummation of the transactions contemplated hereby, and the Intellectual Property rights (other than with respect to required consents of third party licensors and licensees of software under applicable licenses) are freely transferable. The Company is the sole and exclusive owner of all rights in and to the software described in SECTION 3.22 OF THE DISCLOSURE SCHEDULE, including all source and object code and documentation related thereto, except the third party software listed in SECTION 3.22 OF THE DISCLOSURE SCHEDULE, as to which the Company has been granted all rights and licenses necessary for the Company to sublicense such software to third parties or to provide services to third parties in the manner in which the Company has done so through the date hereof and the date of Closing. The Company has licensed the software only to the third parties listed in SECTION 3.22 OF THE DISCLOSURE SCHEDULE.
There are no existing material defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company or, to the Company's or the Shareholders' knowledge, the other parties thereto, with respect to the Company's licenses of the software to licensees or the Company's licenses with third parties with respect to third party software included in the Company's software.

     3.23 SUBSIDIARIES AND INVESTMENTS. The Company does not own any direct or indirect equity or debt interest in any other Person, including without limitation, any interest in a partnership or joint venture, and is not obligated or committed to acquire any such interest.

     3.24 COMPETING INTERESTS. Except as disclosed in SECTION 3.24 OF DISCLOSURE SCHEDULE, neither the Company, the Shareholders' nor any director, officer, relative or Affiliate of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

     3.25 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any of its officers or directors, or, to the knowledge of the Company or the Shareholders, the Company's employees, agents, other representatives or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company. The Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing or collusion.

     3.26 ENVIRONMENTAL MATTERS.  Except for matters disclosed in Section
3.26 OF THE DISCLOSURE Schedule, (a) the properties, operations, and activities of the Company are in compliance in all material respects with all applicable Environmental Laws; (b) the Company and the properties and operations of the Company are not subject to any existing, pending, or, to the knowledge of the Company and the Shareholders, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental entity under any Environmental Laws (c) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Laws in connection with any aspect of the business of the Company have been duly obtained or filed and will remain valid and in effect after the Closing, and the Company is in compliance with the terms and conditions of all such notices, permits, licenses, and similar authorizations; (d) there are no physical or environmental conditions existing on any property of the Company or resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company under any Environmental Laws; (e) there has been no material release of hazardous substances or any pollutant or contaminant into the environment by the Company; and (f) the Company has made available to the Merger Sub all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company.

     3.27 BROKERS. Except to the extent disclosed in SECTION 3.27 OF THE DISCLOSURE SCHEDULE, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Shareholders.

     3.28 INSURANCE. Set forth in SECTION 3.28 OF THE DISCLOSURE SCHEDULE is a list of all insurance policies currently in effect under which the Company is a beneficiary or an insured. Such insurance coverage will remain in effect (or will be replaced by similar policies) with respect to the

Company and its properties as to all events occurring on or prior to the Closing. As of the date of this Agreement, neither the Company nor any of the Shareholders has received any notice that any of the policies listed in
SECTION 3.28 OF THE DISCLOSURE SCHEDULE has been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. The Company is not in default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.

     3.29 BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth in SECTION 3.29 OF THE DISCLOSURE SCHEDULE is a complete list of (a) the name and address of each bank or other depository institution in which the Company has an account or safe deposit box, the number of such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     3.30 WARRANTIES. SECTION 3.30 OF THE DISCLOSURE SCHEDULE summarizes all claims outstanding, pending or, to the knowledge of the Company and the Shareholders, threatened for breach of any warranty relating to any products or services sold by the Company prior to the date hereof The description of the Company's product and service warranties set forth in SECTION 3.30 OF THE DISCLOSURE SCHEDULE is correct and complete.

     3.31 INVENTORY. SECTION 3.31 OF THE DISCLOSURE SCHEDULE sets forth, as of July 31, 1998, all inventory of the Company that is (a) owned by the Company, and (b) owned by customers of the Company. Except as set forth in
SECTION 3.31 OF THE DISCLOSURE SCHEDULE, all inventory owned by the Company is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective in any amount. Such inventory is owned by the Company and is not subject to any liens, charges, pledges, security interests or other encumbrances.

     3.32 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 3.32 OF THE DISCLOSURE SCHEDULE and other than pursuant to this Agreement and the Transaction Documents, neither the Shareholders nor any Affiliate has any agreement, undertaking or understanding with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, intellectual property rights), used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Neither the Shareholders nor any Affiliate has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, from or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this SECTION 3.32, the members of the immediate family of a director, officer, employee or shareholder shall consist of the spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and sisters in-law of such director, officer, employee or shareholder.

     3.33 REORGANIZATION MATTERS.

          (a) The fair market value of the Precept Common Stock and other consideration received by each Shareholder will be approximately equal to the fair market value of the Shares surrendered by such Shareholder in the Merger.

          (b) Pursuant to the Merger, the Surviving Corporation will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company at the time discussions were initiated which led to execution of this Agreement. For purposes of this representation, amounts paid by the Company to dissenters, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company at any time after discussions were initiated which led to execution of this Agreement will be included as assets of the Company.

          (c) The fair market value of the assets of the Company immediately prior to and immediately following the Merger will equal or exceed the sum of the liabilities of the Company, including, without limitation, any liabilities to which such assets are subject.

          (d) There is no intercorporate indebtedness existing between Precept and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

          (e) None of the Precept Common Stock to be received by any Shareholder who will also be an employee of the Surviving Corporation will be separate consideration for, or allocable to, any employment agreement, and the compensation paid by the Surviving Corporation to each such employee will be for services actually rendered and will be commensurate with the amount which would be paid to third parties bargaining at arm's length for similar services.

          (f) In contemplation of the Merger, (i) neither the Company nor any party related to the Company within the meaning of Treasury regulations
     Section 1.368-1(e)(3) has redeemed or acquired any of the Shares and (ii) the Company has not made any extraordinary distribution within the meaning of Treasury regulations Section 1.368-1(e)(1)(ii)(A) with respect to the Shares.

          (g) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (h) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     3.34 PROJECTIONS; MATERIAL FACTS. In connection with the transactions contemplated by this Agreement, the Company has furnished to Precept and Merger Sub certain projections and estimates relating to the Company (the "Projections"). The Company and the Shareholders represent and warrant that the assumptions and projections in the Projections were prepared by the Company and the Shareholders in good faith based on their best knowledge, information and belief The Company and the Shareholders know of no information or fact that has or would have a material adverse effect on the financial condition, business or business prospects of the Company that has not been disclosed to Precept and Merger Sub. Since the date of the Projections, the Company and the Shareholders know of no material adverse change in the business, business prospects, property, condition or results of operations of the Company.

     3.35 NO MISREPRESENTATIONS. Neither the Company nor any of the Shareholders has received any appraisal, report or other information relating to the value or condition of the Company or that indicates a material adverse change in the value or condition of the Company or any of its materials assets. The representations, warranties and statements made by the Company and the Shareholders in or pursuant to this Agreement (including the Disclosure Schedule) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

                                  ARTICLE IV.
            REPRESENTATIONS AND WARRANTIES OF PRECEPT AND MERGER SUB

     Precept and Merger Sub, respectively, represent and warrant to the Company (until the Closing) and the Shareholders as follows:

     4.1 ORGANIZATION. Precept is a corporation, validly existing and in good standing under the laws of the State of Texas, and Merger Sub is a corporation, validly existing and in good standing under the laws of the State of Texas.

     4.2 AUTHORITY. Precept and Merger Sub have all requisite corporate power and authority to execute, deliver and perform under the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Merger Sub and Precept have been duly authorized by all necessary action, corporate or otherwise, on the part of Merger Sub and Precept. This Agreement has been, and the Transaction Documents at Closing will be, duly executed and delivered by Merger Sub and Precept and are legal, valid and binding agreements of Merger Sub and Precept, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3 PRECEPT COMMON STOCK. The Precept Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, and upon receipt of the consideration contemplated hereby, fully paid and nonassessable.

     4.4 NO VIOLATION. The execution, delivery and performance of the Transaction Documents by Merger Sub and Precept will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which Merger Sub or Precept is a party or by which Merger Sub or Precept is in any way bound or obligated.

     4.5 GOVERNMENTAL CONSENTS. To the knowledge of Merger Sub and Precept, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Merger Sub or Precept in connection with the transactions contemplated by this Agreement.

     4.6 SEC DOCUMENTS. Precept has furnished or made available to the Company or the Shareholders a true and complete copy of its Registration Statement on Form S-4 filed under the Securities Act of 1933, as filed with the SEC (the "S-4 Registration Statement").

     4.7 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Precept or Merger Sub who might be entitled to any fee or commission from the Shareholders or the Company upon consummation of the transactions contemplated by this Agreement.

     4.8  REORGANIZATION MATTERS.

          (a) Merger Sub has been formed solely for the purposes of effecting the Merger and, immediately prior to the Merger, Precept will "control" Merger Sub within the meaning of Section 368(c) of the Code.

          (b) Neither Precept nor any party related to Precept within the meaning of Treasury regulations Section 1.368-1(e)(3) has any present plan or intention to redeem or acquire any of the Precept Common Stock issued in the Merger.

          (c) Precept has no present plan or intention to sell or otherwise dispose of any of the assets or stock of the Surviving Corporation, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          (d) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business.

          (e) Precept is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (f) Precept is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (g) To the knowledge of Precept and Merger Sub, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and
     (a)(2)(D) of the Code.

     4.9 TRANSFERABILITY. Precept Common Stock has been registered pursuant to a Registration Statement under the Securities Act, and is freely transferable except to the extent such transfer is limited under Rule 145 of the Securities Act.

     4.10 BREACH OF REPRESENTATIONS AND WARRANTIES. No executive officer of Precept has knowledge of any breach or the inaccuracy of any of the representations and warranties of the Company or the Shareholders set forth in this Agreement. If an executive officer obtains knowledge of a breach or the inaccuracy of any representation or warranty of the Company or the Shareholders prior to Closing, Precept shall notify the Company; provided, such knowledge shall not limit Precept's remedies under ARTICLE VII of this Agreement, unless required notice is not timely delivered to the Company or the Shareholders.

                                   ARTICLE V.
                      ADDITIONAL COVENANTS AND AGREEMENTS

     5.1 CONDUCT OF BUSINESS. Prior to the Closing, the Company will, and the Shareholders will cause the Company to (a) operate in the ordinary course of business and consistent with past practices and use their reasonable best efforts, consistent with past practice to preserve the goodwill of the Company and of their employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind; (c) maintain all insurance policies and all Permits that are required for the Company to carry on its business; (d) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (e) not take any action that would result in a breach (as of the Closing) of the representations and warranties set forth in SECTION 3.11.

     5.2 NO-SHOP PROVISIONS. Neither the Company nor any of the Shareholders has entered into any agreement, commitment or understanding with any other Person with respect to the sale of the Shares or a substantial portion of the business or assets of the Company (whether through an asset sale, stock sale, merger or otherwise). Until the Closing, the Company and the Shareholders agree to negotiate exclusively and in good faith with Precept and Merger Sub with respect to the sale of the Shares or the Company's assets, and neither the Company nor any of the Shareholders will, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other Person concerning a sale of the Shares or a substantial portion of the assets or business of the Company (whether through an asset sale, stock sale, merger or otherwise), and the Company and each of the Shareholders will promptly communicate to Precept or Merger Sub the material substance of any inquiry or proposal concerning any such transaction that may be received.

     5.3 ACCESS AND INFORMATION. The Company will permit Precept, Merger Sub and their representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Precept and Merger Sub such information, financial records and other documents relating to the Company and their respective operations and business as Precept and Merger Sub may reasonably request. The Company and each Shareholder will permit Precept, Merger Sub and their representatives reasonable access to the Company's accountants, auditors, suppliers and Governmental Bodies having dealings with the Company for consultation or verification of any information obtained by Precept or Merger Sub, reasonable access to the Company's customers for validation of financial information furnished to Precept or Merger Sub on or prior to the date of execution and delivery of this Agreement, and will use their respective best efforts to cause such Persons to cooperate with Precept or Merger Sub and their representatives in such consultation and in verifying such information.

     5.4 SUPPLEMENTAL DISCLOSURE. The Company and each Shareholder will promptly supplement or amend each of the Schedules hereto with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided that, for purposes of determining the rights and obligations of the parties hereunder (other than the obligations of the Company and each Shareholder under this SECTION 5.4, any such supplemental or amended disclosure will be deemed to have been disclosed to Precept and Merger Sub for purposes of SECTION 7.1 hereof and Precept and Merger Sub reserve the right, in the event of any such supplemental disclosure, to terminate this Agreement pursuant to SECTION 8.1(b) of this Agreement if such supplemental disclosure, in Precept's or Merger Sub's reasonable opinions, could have a material adverse effect on the assets, liabilities, financial condition or prospects of the Company.

     5.5 INFORMATION FOR FILINGS. Each Shareholder and the Company will furnish Precept and Merger Sub with all information concerning the Company as is required for inclusion in any application or filing made by Precept or Merger Sub to any Governmental Body in connection with the transactions contemplated by this Agreement.

     5.6 FULFILLMENT OF CONDITIONS BY THE COMPANY AND THE SHAREHOLDERS. The Company and the Shareholders agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Company or the Shareholders herein not to be true and correct as of the

Closing. The Company and the Shareholders will take all reasonable steps to cause to be fulfilled the conditions precedent to Merger Sub's and Precept's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company or the Shareholders, respectively.

     5.7 FULFILLMENT OF CONDITIONS BY MERGER SUB AND PRECEPT. Merger Sub and Precept agree not to take any action, unless otherwise required by applicable legal requirements, that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Merger Sub or Precept herein not to be true and correct as of the Closing. Merger Sub Precept will take all reasonable steps to cause to be fulfilled the conditions precedent to the Company's and the Shareholders' obligations to consummate the transactions contemplated hereby that are dependent on the actions of Merger Sub or Precept, respectively.

     5.8 PUBLICITY. Merger Sub, Precept, the Company and the Shareholders will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Merger Sub or Precept, on the one hand, nor the Company or the Shareholders, on the other hand, will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable legal requirements; provided, however, such approval shall not be unreasonably withheld.

     5.9 RELEASE BY THE SHAREHOLDERS. Effective upon the Closing, the Shareholders (including, without limitation, Ronald Stanley, Sadie Buffkin, Michael Murphy, Steven Puckett, Arthur Wanzer, James Crockrel, Mark Warren, Myra Bumgarner, Jimmie Till, Ken Richter, Tim Heustess, Margarett Ham, Glen Dixon, Ken Brown, and Vera Street), jointly and severally, for themselves and their heirs, executors, administrators, successors and assigns, hereby fully and unconditionally release and forever discharge and hold harmless the Company, Merger Sub and their respective employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to the Company or its business (other than with respect to this Agreement or the transactions contemplated hereby), that the Stockholders may now have or may hereafter claim to have against the Company, Merger Sub or any of their employees, officers, directors, successors or assigns.

     5.10 COVENANTS RELATING TO TAXES.

          (a) The Company shall duly, accurately and timely (with regard to any duly granted extensions) file all Tax Returns required to be filed, and pay all Taxes required to be paid, by it on or before the Closing Date. Except with the prior written consent of

     Precept, the Company will not (i) make, adopt or change any material Tax election or Tax accounting method, (ii) enter into any closing agreement with respect to Taxes of the Company or settle any asserted Tax claim or assessment, or (iii) consent to any Tax claim or assessment or to any waiver or extension of the statute of limitations for any Tax claim or assessment.

          (b) Precept shall cause the Surviving Corporation to duly, accurately and timely (with regard to any duly granted extensions) file all Tax Returns of the Company required to be filed after the Closing Date and pay all Taxes due thereon. The Shareholders shall reimburse the Surviving Corporation within fifteen (15) days after payment by the Surviving Corporation or Precept of such Taxes to the extent such Taxes (i) relate to any taxable period ending on or before the Closing Date (for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) and (ii) exceed the amount of the current liability accruals for Taxes (exclusive of reserves for deferred Taxes established to reflect timing differences) reflected on the Latest Balance Sheet as adjusted for Company operations in the ordinary course of business through the Closing Date in accordance with GAAP and, to the extent consistent therewith, the most recent custom and practices of the Company; provided that if the Surviving Corporation is entitled to a Tax refund for the periods described in (i) above, the Surviving Corporation shall pay the amount of the Tax refund to the Shareholders on a pro rata basis within fifteen (15) days after the Surviving Corporation's receipt thereof. The amount of the Tax refund shall be payable in shares of Precept Common Stock valued as of the date the Tax refund is received by the Surviving Corporation. For purposes of this SECTION 5.10(b), the portion of any Tax attributable to a taxable year or period beginning before and ending after the Closing Date shall be determined by apportioning the Tax for the entire year or period based upon the number of days in the year or period, except that any such Tax measured by income or receipts shall be apportioned based upon actual results of operations through the end of the Closing Date. Notwithstanding the foregoing, the Shareholders shall not be obligated to reimburse the Surviving Corporation for excess taxes resulting from a decision made, action taken or position taken by Precept unless such decision, action or position was taken to correct a prior decision, action or position which was not in compliance with applicable Tax laws.

          (c) The Shareholders, the Company, Precept and the Surviving Corporation shall reasonably cooperate with each other in connection with the filing of Tax Returns pursuant to this SECTION 5.10 and any audit, litigation, or other proceeding with respect to Taxes of the Company. Such cooperation shall include the provision of copies, at the requesting party's expense, of records and information relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     5.11 TAX TREATMENT.

          (a) From and after the date of this Agreement, none of Precept, Merger Sub, the Company, or any Shareholder shall take, or cause or permit any of their Affiliates to take, any action that would preclude qualification of the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

          (b) Each of the Company and Precept shall comply with the reporting requirements of Treasury regulations Section 1.368-3 and shall not take any position on any Tax Return inconsistent with qualification of the transactions contemplated by this Agreement as a reorganization with the meaning of the Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     5.12 CONFIDENTIALITY. From the date hereof to and including the Closing Date, the parties hereto shall maintain, and cause their directors, employees, agents and advisors to maintain, in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (a) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality or secrecy; (b) generally available to the public other than as a result of a breach by the non-disclosing party hereunder; or (c) required to be disclosed under applicable law; and except such information that was in the possession of such party prior to obtaining such information from such other party (as to which the fact of prior possession such possessing party shall have the burden of proof). In the event that the transactions contemplated hereby shall not be consummated, all such information that is in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared.

     5.13 RELEASE OF GUARANTEES. Precept shall use reasonable efforts to obtain the release of the Shareholders from those guarantees and contingent obligations with respect to obligations of the Company set forth in SECTION
5.13 OF THE DISCLOSURE SCHEDULE as soon as practicable after the Closing Date. If Precept is unable to obtain the releases from the guarantees and contingent obligations set forth in SECTION 5.13 OF THE DISCLOSURE SCHEDULE, Precept shall indemnify, defend and hold such Shareholders harmless from any and all losses directly arising from such guarantees or obligations.

     5.14 SHAREHOLDERS MEETING. The Company will take, in accordance with applicable law, its certificate of incorporation and its bylaws, all action necessary to convene a meeting of shareholders (the "Shareholders Meeting") of the Company as promptly as practicable after the date of this Agreement to consider and vote upon the adoption and approval of this Agreement and the Merger. The Shareholders Meeting will be held on or before September 16, 1998. The Board of

Directors of the Company shall recommend such adoption and approval and the Company shall take all lawful action to solicit such approval by its shareholders.

     5.15 SHAREHOLDER APPROVAL.   By executing this Agreement, each
Shareholder other than the ESOP (including, without limitation, Ronald Stanley, Sadie Buffkin, Michael Murphy, Steven Puckett, Arthur Wanzer, James Crockrel, Mark Warren, Myra Bumgarner, Jimmie Till, Ken Richter, Tim Heustess, Margarett Ham, Glen Dixon, Ken Brown, and Vera Street) evidences his irrevocable agreement to vote all shares of Company Common Stock owned by him or with respect to which he has the right to vote in favor of the Merger.

     5.16 DISCLOSURE SCHEDULES. The Company and the Shareholders shall deliver to Precept the Disclosure Schedules by 5:00 p.m. Central time on September 4, 1998.

                                  ARTICLE VI.
                             CONDITIONS TO CLOSING

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

          (a) The Merger pursuant to this Agreement and this Agreement shall have been approved in the manner required by law by the holders of the issued and outstanding shares of Merger Sub's and the Company's common stock entitled to vote thereon.

          (b) The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (c) There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the Shareholders, the Company, Precept or Merger Sub to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

     6.2 CONDITIONS TO OBLIGATIONS OF MERGER SUB AND PRECEPT. The obligations of Merger Sub and Precept under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Precept or Merger Sub in writing:

          (a) All representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

          (b) The Company and the Shareholders shall have performed and complied with all the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them in all material respects at or prior to the Closing Date, including without limitation the delivery to Merger Sub and Precept of all items required to be delivered by them as provided below:

               a. Employment Agreement substantially in the form of EXHIBIT B hereto executed by and between Merger Sub and Perrou;

               b. Employment Agreement substantially in the form of EXHIBIT C hereto executed by and between Merger Sub and Williams;

               c. Confidentiality and Noncompetition Agreement substantially in the form of EXHIBIT D hereto executed by and among Precept, the Company and each of Duncan and Aull;

               d. Affiliate Agreement substantially in the form of EXHIBIT F hereto executed by and between Merger Sub and each Shareholder;

               e. Closing Certificate substantially in the form of EXHIBIT G hereto executed by and between Shareholders and the Company;

               f. Secretary's Certificate substantially in the form of EXHIBIT H hereto executed by the Company;

               g. Nonforeign Affidavit substantially in the form of EXHIBIT I hereto executed by the Company;

               h. Stock power endorsed in blank from each Shareholder with respect to the Holdback Shares;

               i. If and to the extent requested by Precept or Merger Sub, each director and officer of the Company will deliver to Precept or Merger Sub a written resignation;

               j. The Company and the Shareholders will deliver to Precept and Merger Sub a legal opinion of their counsel substantially in the form of EXHIBIT J hereto.

               k. The Escrow Deposit Agreement substantially in the form of EXHIBIT N hereto executed by Precept and each of the Shareholders.

          (c) All necessary contractual, governmental or other (including board and shareholder) consents, approvals, orders or authorizations, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and all necessary contractual, governmental or other notices, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been given.

          (d) No supplemental disclosure to the Disclosure Schedules pursuant to SECTION 5.4 of this Agreement shall have been made by the Company or any of the Shareholders that discloses any fact or event that, in Precept's or Merger Sub's reasonable opinion, could have a material adverse effect on the assets, liabilities, financial condition or prospects of the Company.

          (e) The Company, Precept and Merger Sub shall have completed mutually agreed upon customer reference visits and Precept and Merger Sub shall be satisfied (in their sole discretion), based on such visits, that the Company's customer relationships are satisfactory.

          (f) There shall have been no material adverse change in the assets, liabilities or financial condition of the Company prior to Closing as reflected in the Financial Statements and the Latest Balance Sheet.

          (g) Shareholders' equity of the Company shall not be less than $1,000,000 and working capital of the Company shall not be less than $700,000 on the Closing Date.

          (h) This Agreement and the transactions contemplated hereby including, but not limited to, the Merger, shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with the laws of the State of South Carolina, the certificate of incorporation and the bylaws of the Company, and shareholders holding Company Common Stock representing in the aggregate the right to receive 5% or more of the Merger Consideration upon effectiveness of the Merger shall not have exercised dissenters' rights.

          (i) The Disclosure Schedules shall be in form and substance satisfactory to Precept.

     6.3 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Shareholders in writing:

          (a) All representations and warranties of Precept and Merger Sub in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

          (b) Precept and Merger Sub shall have performed and complied with the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date, including without limitation the delivery of all items required to be delivered by Precept and Merger Sub as provided below:

               a. Subject to SECTION 7.4 below, Precept will deliver (or cause to be delivered) to each Shareholder a stock certificate representing the Precept Common Stock to be delivered to the respective Shareholder at Closing, together with such cash and/or Note(s) as the respective Shareholder shall be entitled to receive in the Merger;

               b. Employment Agreement substantially in the form of EXHIBIT B hereto executed by and between Merger Sub and Perrou;

               c. Employment Agreement substantially in the form of EXHIBIT C hereto executed by and between Merger Sub and Williams;

               d. Confidentiality and Noncompetition Agreement substantially in the form of EXHIBIT D hereto executed by and between Merger Sub and each of Duncan and Aull;

               e.   [Intentionally omitted.]

               f. Affiliate Agreement substantially in the form of EXHIBIT F hereto executed by and between Merger Sub and each Shareholder;

               g. Closing Certificate substantially in the form of EXHIBIT K hereto executed by and between Precept and Merger Sub;

               h. Secretary's Certificate substantially in the form of EXHIBIT L hereto executed by Merger Sub; and

               i. Precept and Merger Sub will deliver to the Company and the Shareholders a legal opinion of its counsel substantially in the form of EXHIBIT M hereto.

          (c) All necessary contractual, governmental, or other consents, approvals, orders or authorizations shall have been obtained and all necessary governmental notices shall have been given, provided that receipt of third party consents by the Shareholders shall not be deemed a condition to Closing on the part of the Shareholders if Precept or Merger Sub provides satisfactory indemnification to the Shareholders against any liabilities related to failure to obtain such consents.

                                  ARTICLE VII.
                            INDEMNIFICATION; ESCROW

     7.1 INDEMNIFICATION OF MERGER SUB AND PRECEPT. The Company (until the Closing) and the Shareholders, jointly and severally, hereby agree to indemnify, defend and hold Precept, Merger Sub and their subsidiaries (including the Company after the Closing) and their respective directors, officers, employees and agents (each a "Buyer Party" and, collectively, the "Buyer Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party may suffer or incur as a result of or relating to (i) a breach of any agreement, representation, warranty or covenant made by the Company or the Shareholders in this Agreement or pursuant hereto, or in any exhibit, Disclosure Schedule, certificate or financial statement delivered hereunder or in any document required to be delivered on the Closing Date; PROVIDED, HOWEVER, that if Precept or Merger Sub shall have knowledge of any such breach prior to the Closing Date, the Company and the Shareholders shall have no indemnification obligations hereunder with respect to such breach, PROVIDED FURTHER, HOWEVER, that the limitation in the preceding clause shall not apply and the Company and the Shareholders shall have indemnification obligations with respect to breaches of representations and warranties contained in Sections 3.16 (Employee Matters), 3.17 (Employee Benefit Plans), and 3.14 (Compliance with Laws and Regulations) to the extent breaches of Section 3.14 relate to employee matters or employee benefit plans, whether or not Precept or Merger Sub have knowledge of such breaches; (ii) any Tax liability of the Company or the Shareholders with respect to the divestiture of the shares of Laser Print Plus, Inc.; (iii) the exercise by Dissenting Shareholders of their rights under Section 33-13-101 et. seq. under South Carolina Law; or (iv) any Employee Benefit Plan that is a shareholder of the Company as of the Closing Date with respect to the transactions contemplated by this Agreement; but only to the extent such Losses exceed $100,000 individually or in the aggregate, provided that the Buyer Parties shall be indemnified against the full amount of such Losses once the Losses equal or exceed $100,000; provided, however, such limitations shall not apply to breaches of the representations and warranties contained in SECTIONS 3.9 AND 3.18. The maximum amount of Losses for which Buyer Parties shall be entitled to indemnification hereunder shall the value of the Merger Consideration issued to the Shareholders in connection with the transactions contemplated by this Agreement (valued using the last sale price of Precept Common Stock on the Effective Date); provided, however, with respect to (a) ownership by the Shareholders of the Shares or (b) intentional misrepresentation or fraud by the Shareholders or the Company (if applicable), the limitations on indemnification set forth herein shall not apply. Unless otherwise provided, the indemnification obligations under this ARTICLE VII shall expire 18 months from the Closing Date except for any Claims (as defined below) of the Buyer Parties pending as of such date (which Claims shall continue until the final resolution thereof).

     7.2 NOTIFICATION OF CLAIM; SET OFF. Any of the Buyer Parties seeking indemnification under this ARTICLE VII will promptly give notice to the Shareholders (or the Company, if applicable) of any Losses or claims as to which it asserts a right to indemnification ("Claim"), and within thirty (30) days thereafter, further notify the Shareholders (or the Company, if applicable) of the details of such Claim and the amount thereof; provided, however, that the failure to give such notification shall not relieve the Shareholders (or the Company, if applicable) from any liability that the Shareholders may have pursuant to the provisions of this ARTICLE VII as long as the failure to give such notice within such time is not prejudicial to the Shareholders or the Company. Notice to one of the Buyer Parties for the purpose of this SECTION
7.2 shall mean the filing of the service upon such of the Buyer Parties of any legal action, receipt of any claim in writing or similar form of actual notice. Precept and Merger Sub shall be entitled, but not required, to set off the amount of any Claim or Claims in respect of which Buyer Parties are entitled to indemnification against any payments becoming due to the Shareholders (or the Company, if applicable) pursuant to this Agreement, the Transaction Documents or otherwise. Precept and Merger Sub shall also be entitled, but not required, to cancel Holdback Shares (as defined in SECTION
7.4 hereof in accordance with SECTION 7.4(e) below.

     7.3 DEFENSE OF CLAIMS. If any Claim by one of the Buyer Parties arises out of a claim by a person other than one of the Buyer Parties, Precept or Merger Sub will promptly give notice to the Shareholders (or the Company, if applicable) of any such Claim, and thereafter the Shareholders (or the Company, if applicable) may, by written notice, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the Buyer Parties and take all other steps or proceedings to settle or contest such claim, including, without limitation, the employment of counsel; provided, however, that (a) the Shareholders (or the Company, if applicable) shall not enter into any agreement in compromise or settlement of any claim that could affect the Taxes attributable to any taxable period of the Company beginning on or after the Closing Date without the prior written consent of Precept or Merger Sub, and (b) the Shareholders (or the Company, if applicable) shall reasonably consider the advice of the Buyer Parties as to the defense and settlement of such claim and the Buyer Parties shall have the right to participate, at their own expense, in such defense. Except as otherwise provided herein, control of such litigation and settlement shall remain with the Shareholders (or the Company, if applicable). The Buyer Parties shall provide all reasonable cooperation in connection with any such defense by the Shareholders (or the Company, if applicable). Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the Shareholders (or the Company, if applicable). If any such Claim is made hereunder and the Shareholders (or the Company, if applicable) elects not to undertake the defense thereof by written notice to the Buyer Parties, the Buyer Parties shall be entitled to indemnification with respect thereto pursuant to the terms of this ARTICLE VII. If any Claim for indemnification by Precept or Merger Sub arises out of a Claim by Precept or Merger Sub and not a third party, then Precept or Merger Sub shall be entitled to immediate indemnification hereunder.

     7.4  ESCROW FOR CLAIMS.   At the Closing, fifteen (15%) of the Precept
Common Stock to be issued to the Shareholders at Closing under this Agreement (collectively, the "Escrowed Shares"), will be issued in the name of the Shareholders and held by the Escrow Agent pursuant to the term of the Escrow Deposit Agreement to partially secure the indemnification obligations of the Company and the Shareholders under SECTION 7.1. At the Closing, each Shareholder shall execute and deliver to the Escrow Agent a stock power, endorsed in blank, with respect to the Escrowed Shares.

     7.5 NO CLAIMS BY THE SHAREHOLDERS AGAINST THE COMPANY. The parties acknowledge that inasmuch as the Company will be a wholly-owned subsidiary of Precept after the Closing Date, in the event that Precept and Merger Sub makes a claim for indemnification against the Shareholders pursuant to this ARTICLE VII, the Shareholders shall have no right to make any claim, cross claim or counterclaim against the Company for indemnification, contribution or otherwise.

     7.6 SURVIVAL. Except as provided in SECTION 7.7 and except for the Confidentiality Agreement entered into by and between the Company and Precept Business Products, Inc. dated May 8, 1997 (the "Confidentiality Agreement"), which agreement shall survive [indefinitely], all representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of eighteen (18) months after the Closing Date and the right to indemnification with respect thereto shall expire on such date (unless there is a Claim pending on such date, in which case the indemnification obligations, hereunder shall continue until the final resolution of such Claim). All statements contained in any Schedule to this Agreement will constitute representations and warranties under this Agreement.

     7.7 SURVIVAL OF TAX, EMPLOYEE BENEFIT PLAN AND GOVERNMENTAL PROVISIONS. All representations, warranties and covenants in this Agreement relating to Taxes, employee benefit plans and Environmental Laws, including those contained in SECTIONS 3.12, 3.17, 3.26, 3.33, 4.8, 5.10, 5.11 and 7.8 and 7.9
will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations period.

     7.8  SPECIAL TAX INDEMNIFICATION OF SHAREHOLDERS.

          (a) Precept and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless the Shareholders with respect to any Tax liability resulting from the failure of the Merger to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (for purposes of this SECTION 7.8, a "Reorganization") if such failure is caused by any intentional action taken by Precept or the Surviving Corporation after the Closing Date. If any action taken by one or more of the Shareholders after the Closing Date contributes to the failure of the Merger to qualify as a Reorganization or any action taken by one or more of the Shareholders after the Closing Date would have caused such failure without regard to any action taken by Precept or the Surviving Corporation after the Closing Date, for purposes of this SECTION 7.8(a), such failure is not caused by any action taken by Precept or the Surviving Corporation after the Closing Date.

          (b)  The amount otherwise payable to a Shareholder pursuant to this
     SECTION 7.8(a) shall be reduced (but not below zero) by the amount of any reduction in Taxes that is realized by such Shareholder on or before the date that the indemnification payment is due and that is (or was) attributable to the Merger failing to qualify as a Reorganization (e.g., a reduction in Tax attributable to a reduction in gain on the prior sale of Precept Common Stock to the extent such reduction in gain was attributable to an increased basis in such Precept Common Stock as a result of the failure of the Merger to qualify as a Reorganization).

          (c) Any Shareholder making a claim for indemnification pursuant to this SECTION 7.8 shall deliver written notice of the claim to Precept or the Surviving Corporation in accordance with SECTION 8.3 hereof together with an opinion of counsel stating that the Shareholder is entitled to indemnification in accordance with all of the requirements of this SECTION 7.8.

          (d) Each Shareholder shall notify Precept and the Surviving Corporation in writing within 10 days of the date on which the Shareholder is first notified (whether in writing or otherwise) by a Tax authority that the Merger does, or may, fail to qualify as a Reorganization. Precept and the Surviving Corporation shall have the right to participate in any audit or other dispute with the Tax authority relating to the qualification of the Merger as a Reorganization. Additionally, if Precept and the Surviving Corporation agree in writing that they will be obligated under this SECTION
     7.8 to indemnify a Shareholder if such dispute with a Tax authority is ultimately resolved in the Tax authority's favor, Precept and the Surviving Corporation shall be entitled to assume control over the dispute with the relevant Tax authority (in which case the relevant Shareholder shall grant Precept and the Surviving Corporation a power of attorney to so control the dispute and otherwise reasonably cooperate with Precept and the Surviving Corporation in handling the dispute). In no event shall any Shareholder agree to settle or otherwise concede all or a portion of any Tax liability attributable to a claim that the Merger fails to qualify as a Reorganization without the express written consent of Precept and the Surviving Corporation.

          (e) Notwithstanding the foregoing, neither Precept nor the Surviving Corporation shall be required to indemnify any Shareholder under this
     SECTION 7.8 if, (i) at any time on or after the Closing Date, the Internal Revenue Service or any other finder of fact recharacterizes any payment or other consideration paid pursuant to this Agreement or any transaction contemplated by this Agreement as property other than Precept Common Stock received by a Shareholder in exchange for such Shareholder's Shares and the recharacterization causes the Merger to fail to qualify as a Reorganization or (ii) the Company and Shareholders have breached any of the representations and warranties contained in SECTION 3.33.

     7.9  SPECIAL TAX INDEMNIFICATION OF PRECEPT AND THE SURVIVING CORPORATION.

          (a) The Shareholders, jointly and severally, shall indemnify and hold harmless Precept and the Surviving Corporation with respect to any Tax liability resulting from the failure of the Merger to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (for purposes of this SECTION 7.9, a "Reorganization") if such failure is caused by any intentional action taken by any of the Shareholders after the Closing Date. If any action taken by Precept or the Surviving Corporation after the Closing Date contributes to the failure of the Merger to qualify as a Reorganization or any action taken by Precept or the Surviving Corporation after the Closing Date would have caused such failure without regard to any action taken by any of the

     Shareholders after the Closing Date, for purposes of this SECTION 7.9(a), such failure is not caused by any action taken by any of the Shareholders after the Closing Date.

          (b) The amount otherwise payable to Precept or the Surviving Corporation pursuant to this SECTION 7.9(a) shall be reduced (but not below zero) by the amount of any reduction in Taxes that is realized by such corporation on or before the date that the indemnification payment is due and that is (or was) attributable to the Merger failing to qualify as a Reorganization.

          (c) In the event that Precept and/or the Surviving Corporation shall make a claim for indemnification pursuant to this SECTION 7.9, it shall deliver written notice of the claim to the Shareholders in accordance with
     SECTION 8.3 hereof together with an opinion of counsel stating that such corporation(s) is entitled to indemnification in accordance with all of the requirements of this SECTION 7.9.

          (d) Each of Precept and the Surviving Corporation shall notify each Shareholder in writing within 10 days of the date on which such corporation is first notified (whether in writing or otherwise) by a Tax authority that the Merger does, or may, fail to qualify as a Reorganization. The Shareholders shall have the right to participate in any audit or other dispute with the Tax authority relating to the qualification of the Merger as a Reorganization. In no event shall Precept or the Surviving Corporation agree to settle or otherwise concede all or a portion of any Tax liability attributable to a claim that the Merger fails to qualify as a Reorganization without the express written consent of a majority of the Shareholders.

          (e) Notwithstanding the foregoing, none of the Shareholders shall be required to indemnify Precept or the Surviving Corporation under this
     SECTION 7.9 if, (i) at any time on or after the Closing Date, the Internal Revenue Service or any other finder of fact recharacterizes any payment or other consideration paid pursuant to this Agreement or any transaction contemplated by this Agreement as property other than Precept Common Stock received by a Shareholder in exchange for such Shareholder's Shares and the recharacterization causes the Merger to fail to qualify as a Reorganization or (ii) Precept or Merger Sub have breached any of the representations and warranties contained in SECTION 4.8.

                                    ARTICLE VIII.
                                    MISCELLANEOUS

     8.1 TERMINATION OF AGREEMENT. Certain of the parties to this Agreement may terminate this Agreement as follows:

          (a) Merger Sub, Precept, the Company and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Merger Sub and Precept may terminate this Agreement by giving written notice to the Company and the Shareholders at any time prior to the Closing Date in the event the Company or the Shareholders have breached any representation or warranty pursuant to ARTICLE III of this Agreement or otherwise materially breached any covenant or agreement herein;

          (c) Merger Sub and Precept may terminate this Agreement by giving written notice to the Company and the Shareholders at any time prior to the Closing Date if the Closing shall not have occurred on or before September 20, 1998, by reason of the failure of any condition precedent set forth in
     ARTICLE VI hereof (unless the failure results primarily from Merger Sub or Precept breaching any representation, warranty or covenant contained in this Agreement);

          (d) The Company and the Shareholders may terminate this Agreement by giving written notice to Merger Sub and Precept at any time prior to the Closing Date if the Closing shall not have occurred on or before September 20, 1998; or

          (e) The Company and the Stockholders may terminate this Agreement if the per share closing price of the Precept Common Stock falls below $2.25, and Precept and Merger Sub may terminate this Agreement if the per share closing price of the Precept Common Stock exceeds $3.50.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 8.2, this Agreement shall forthwith become void, there shall be no liability on the part of Merger Sub and Precept, on the one hand, and the Company and the Shareholders, on the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (a) any breach of such party's covenants or agreements contained in this Agreement, or (b) any willful breach of such party's representations or warranties contained in this Agreement.

     8.3 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this SECTION 8.3):

IF TO PRECEPT OR MERGER SUB:       Precept Business Services, Inc.
                                   1909 Woodall Rodgers Freeway, Suite 500
                                   Dallas, Texas 75201
                                   Attention: General Counsel
                                   Facsimile No. 214/220-1082

WITH A COPY TO:                    Jackson Walker, L.L.P.
                                   901 Main Street, Suite 6000
                                   Dallas, Texas 75202
                                   Attention: Charles D. Maguire, Jr.
                                   Facsimile No. 214/953-5822

IF TO THE COMPANY:                 Southern Systems Business Forms & Data
                                     Supplies, Inc.
                                   2320 Trade Street
                                   Florence, South Carolina 29502
                                   Attention: Benjamin G. Perrou
                                   Facsimile No. 803/662-3050

WITH A COPY TO:                    J. Munford Scott
                                   1807 Cherokee Road
                                   Florence, South Carolina 29502
                                   Facsimile No. 803/662-1999

IF TO PERROU:                      Benjamin G. Perrou
                                   2320 Trade Street
                                   Florence, South Carolina 29502
                                   Facsimile No. 803/662-3050

IF TO WILLIAMS:                    Bruce C. Williams
                                   2320 Trade Street
                                   Florence, South Carolina 29502
                                   Facsimile No. 803/662-3050

IF TO AULL:                        James R. Aull
                                   2320 Trade Street
                                   Florence, South Carolina 29502
                                   Facsimile No. 803/662-3050

IF TO DUNCAN:                      Barney M. Duncan
                                   2320 Trade Street
                                   Florence, South Carolina 29502
                                   Facsimile No. 803/662-3050

IF TO ESOP:                        Southern Systems Business Forms And Data
                                     Supplies, Employee Stock Ownership Plan
                                   2320 Trade Street
                                   Florence, South Carolina 29502
                                   Facsimile No. 803/662-3050

IF TO ANY OTHER SHAREHOLDER:       c/o Southern Systems Business Forms & Data
                                     Supplies, Inc.
                                   2320 Trade Street
                                   Florence, South Carolina 29502
                                   Attention: Benjamin G. Perrou
                                   Facsimile No. 803/662-3050


     Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or by facsimile or, if mailed, when actually received.

     8.4 EXPENSES. Precept, Merger Sub, and each Shareholder will each bear their own respective costs and expenses in connection with the transactions contemplated by this Agreement. The Company shall bear any costs, expenses or fees payable to financial advisors, attorneys, accountants and other representatives retained by the Company or the Shareholders on their behalf and on behalf of the Company with regard to the transactions contemplated by this Agreement prior to the date of this Agreement; provided that such costs, expenses and fees are reasonable in light of the transactions contemplated by this Agreement and that such costs, expenses and fees do not exceed $35,000 in the aggregate. The Shareholders shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives retained by the Company or the Shareholders on their behalf and on behalf of the Company, with regard to the transactions contemplated by this Agreement for services provided after the date of this Agreement. Precept, Merger Sub and their Affiliates shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives retained by Precept, Merger Sub or their Affiliates with regard to the transaction contemplated by this Agreement. If attorneys', accountants' or financial advisors' fees or other fees or costs are incurred to secure performance of any obligations under this Agreement or any agreement contemplated hereby, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

     8.5 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

     8.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company, the Shareholders or Merger Sub, without the prior written consent of the other parties hereto; except that Merger Sub may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Precept (provided that Merger Sub shall remain obligated to perform Merger Sub's obligations hereunder). This Agreement is not intended to confer any rights or benefits to any Person (including without limitation any employees of the Company) other than the parties hereto.

     8.7 ENTIRE AGREEMENT. Except for the Confidentiality Agreement, this Agreement, the other Transaction Documents, and the documents contained as Exhibits and Disclosure Schedules hereto contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits, Disclosure Schedules to this Agreement, and Confidentiality Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

     8.8 SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if that is not possible, by substituting another provision that is legal and enforceable and achieves the same objectives as the provisions. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

     8.9 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     8.10 VENUE; EXCLUSIVE JURISDICTION.

          (a) Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any Federal or State court sitting in the County of Dallas, State of Texas, and by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

          (b) Each party hereto hereby expressly and irrevocably agrees and consents that any suit, action or proceeding arising out of this Agreement or any matter related hereto shall be instituted exclusively in any State or Federal court sitting in the County of Dallas, State of Texas, and, by the execution and delivery of this Agreement, each party hereto expressly waives any objection which any party may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.

     8.11 INTERPRETATION. When used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

     8.12 COUNTERPARTS; FACSIMILE SIGNATURES. One or more counterparts of this Agreement may be delivered by facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof. This Agreement may be executed by the parties on one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     8.13 HEADINGS. The section headings contained in this Agreement are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.14 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERGER SUB:                             COMPANY:

PRECEPT ACQUISITION CORPORATION         SOUTHERN SYSTEMS BUSINESS
a Texas corporation                     FORMS & DATA SUPPLES, INC.,
                                        a South Carolina corporation


By:                                     By:
   -------------------------------          -----------------------------------
     David L. Neely,                              Benjamin G. Perrou,
     Chief Executive Officer                      Chief Executive Officer


PRECEPT:                                PERROU:

PRECEPT BUSINESS SERVICES, INC.,
a Texas corporation                     ---------------------------------------
                                        Benjamin G. Perrou, individually

By:
   -------------------------------
     David L. Neely,
     Chief Executive Officer            WILLIAMS:


                                        ---------------------------------------
                                        Bruce C. Williams, individually


                                        AULL:


                                        ---------------------------------------
                                        James R. Aull, individually


                                        DUNCAN:


                                        ---------------------------------------
                                        Barney M. Duncan, individually


                                        ---------------------------------------
                                        Ronald Stanley, individually

                                        ---------------------------------------
                                        Sadie Buffkin, individually


                                        ---------------------------------------
                                        Michael Murphy, individually


                                        ---------------------------------------
                                        Steven Puckett, individually


                                        ---------------------------------------
                                        Arthur Wanzer, individually


                                        ---------------------------------------
                                        James Crockrel, individually


                                        ---------------------------------------
                                        Mark Warren, individually


                                        ---------------------------------------
                                        Myra Bumgarner, individually


                                        ---------------------------------------
                                        Jimmie Till, individually


                                        ---------------------------------------
                                        Ken Richter, individually


                                        ---------------------------------------
                                        Tim Heustess, individually

                                        ---------------------------------------
                                        Margarett Ham, individually


                                        ---------------------------------------
                                        Glen Dixon, individually


                                        ---------------------------------------
                                        Ken Brown, individually


                                        ---------------------------------------
                                        Vera Street, individually


                                        ESOP:

                                        SOUTHERN SYSTEMS BUSINESS
                                        FORMS AND DATA SUPPLIES,
                                        INC. EMPLOYEE STOCK
                                        OWNERSHIP PLAN

                                        By:
                                           -----------------------------------
                                        Its:
                                            ----------------------------------

                                     EXHIBIT A

                                    SHAREHOLDERS

     SHAREHOLDERS                                               NO. OF SHARES
     ------------                                               -------------
     Benjamin G. Perrou

     Bruce C. Williams

     James R. Aull

     Barney M. Duncan

     Southern Systems Business Forms And
          And Data Supplies, Inc. Employee Stock
          Ownership Plan

     Ronald Stanley

     Sadie Buffkin

     Michael Murphy

     Steven Puckett

     Arthur Wanzer

     James Crockrel

     Mark Warren

     Myra Bumgarner

     Jimmie Till

     Ken Richter

     Tim Heustess

     Margarett Ham

     Glen Dixon

     Ken Brown

     Vera Street